Exhibit 99.1

BANKUNITED RESPONDS TO MARKET RUMORS; TO ANNOUNCE FOURTH QUARTER RESULTS

MIAMI LAKES, Fla.—(BUSINESS WIRE)—Jan. 18, 2012— BankUnited, Inc. (NYSE:BKU) today announced that, regarding the recent articles and publicity about the Company, it has confirmed that a preliminary process did occur whereby the Company considered its strategic alternatives. That process has concluded and the Company will continue to pursue its original plan to build the premier bank throughout Florida as an independent institution.

The Company looks forward to releasing its financial results for the fourth quarter of 2011 prior to the market opening on Wednesday, January 25, 2012. Highlights will include twelve new branches opened during the fourth quarter, deposit growth from $6.9 billion to $7.4 billion, or 24% on an annualized basis, and growth in the Company’s new loan portfolio from $1.3 billion to $1.7 billion, or 139% on an annualized basis.

About BankUnited

BankUnited, Inc. is a savings and loan holding company with two wholly-owned subsidiaries: BankUnited, which is one of the largest independent depository institutions headquartered in Florida by assets, and BankUnited Investment Services, Inc., or BankUnited Investment Services, a Florida insurance agency which provides comprehensive wealth management products and financial planning services. BankUnited is a federally-chartered, federally-insured savings association headquartered in Miami Lakes, Florida, with over $11 billion of assets, more than 1,300 professionals and 95 branches in 15 counties at December 31, 2011.

Forward-Looking Statements

The press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect our current views with respect to, among other things, future events and financial performance. We generally identify forward-looking statements by terminology such as “outlook,” “believes,” expects,” “potential,” “continues,” “may,” “will,” “could,” “should,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of those words or other comparable words. Any forward-looking statements contained in this press release are based on the historical performance of us and our subsidiaries or on our current plans, estimates and expectations. The inclusion of this forward-looking information should not be regarded as a representation by us that the future plans, estimates or expectations contemplated by us will be achieved. Such forward-looking statements are subject to various risks and uncertainties and assumptions relating to our operations, financial results, financial condition, business prospects, growth strategy and liquidity. If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, our actual results may vary materially from those indicated in these statements. These factors should not be construed as exhaustive. We do not undertake any obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise. A number of important factors could cause actual results to differ materially from those indicated by the forward-looking statements. Information on these factors can be found in the 2010 Annual Report on Form 10-K and the Quarterly Reports on Form 10-Q filed by the Company with the SEC and available at the SEC’s website (www.sec.gov).

Source: BankUnited, Inc.

BankUnited, Inc.

Douglas J. Pauls, 305-461-6841

dpauls@bankunited.com